Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated May 27, 2025, relating to the financial statements of Xcel Brands, Inc. and Subsidiaries appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY

April 23, 2026